EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CB Richard Ellis Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116398, 333-119362 and 333-161744) on Form S-8 and No. 333-155269 on Form S-3 of CB Richard Ellis Group, Inc. of our report dated March 1, 2010, with respect to the consolidated balance sheets of CB Richard Ellis Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, equity, and comprehensive income (loss) for each of the years in the two-year period ended December 31, 2009, and the related 2009 and 2008 financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of CB Richard Ellis Group, Inc.

/s/ KPMG LLP

Los Angeles, California

March 1, 2010